EXHIBIT 23B

CONSENT OF INDEPENDENT AUDITORS

Board of Directors

Bassett Furniture Industries, Incorporated

Bassett, Virginia

We consent to incorporation by reference in the Registration Statements (Nos. 33-52405, 33-52407, 333-60327 and 333-43188) on Form S-8 of Bassett Furniture Industries, Incorporated and subsidiaries of our report dated November 24, 2004, relating to the balance sheets of International Home Furnishings Center, Inc. as of October 31, 2004 and 2003, and the related statements of income, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended October 31, 2001, which report is incorporated by reference in the November 27, 2004 annual report on Form 10-K of Bassett Furniture Industries, Incorporated and subsidiaries.

/s/ Dixon Hughes PLLC

High Point, North Carolina

January 27, 2005